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                                                                Exhibit (d)(xv)

                              FEE WAIVER AGREEMENT


                         U.S. TREASURY MONEY MARKET FUND



     FEE WAIVER AGREEMENT, effective as of May 8, 2007 by and between Trustmark Investment Advisors, Inc. (the "Investment Adviser") and the Performance Funds Trust (the "Trust), on behalf of its U.S. Treasury Money Market Fund (the "Fund");

     WHEREAS, the Trust is a Delaware Statutory Trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and the Fund is a series of the Trust; and

     WHEREAS, the Trust and the Investment Adviser have entered into an investment advisory agreement (the "Advisory Agreement"), pursuant to which the Investment Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the management fee of the Fund below the level to which the Fund may normally be subject;

     NOW THEREFORE, the parties hereto as follows:

1. Fee Waiver

     1.1 Applicable Fee Waiver. The investment advisory fee charged by the Investment Adviser will be reduced by 10 basis points for the Fund.

     1.2 Duration of Fee Waiver. The Fee Waiver with respect to the Fund shall remain in effect until September 30, 2008 (the "Initial Term"). The Investment Adviser may extend, but may not during the Initial Term of this Agreement shorten, the duration of the Fee Waiver for the Fund without the consent of the Trust by delivering a revised Agreement to the Trust reflecting such extension. Such an extension must continue at the same Fee Waiver amount specified under
Section 1.1 above and subject to termination provisions under Section 2.

2. Term and Termination of Agreement.

     This Agreement shall terminate upon termination of the Advisory Agreement or it may be terminated following the Initial Term by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business.

3. Miscellaneous.

     3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.


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     3.2 Interpretation. Nothing herein contained shall be deemed to require the
Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or By--Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.


     3.3 Definitions. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act .


     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


                               Performance Funds Trust, on behalf of the U.S. Treasury Money Market Fund


                               By:          /s/ Duane Dewey
                                            ----------------------
                               Name:        Duane Dewey
                               Title        President


                               Trustmark Investment Advisors, Inc.


                               By:          /s/ Doug Ralston
                                            ----------------------
                               Name:        Doug Ralston
                               Title        President